Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL Announces Appointment of PricewaterhouseCoopers LLP as its New Independent Registered Public Accounting Firm

INCLINE VILLAGE, NV, October 8, 2014 -- PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI), today announced the appointment of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm. PwC will commence work immediately, beginning with their review of our financial results for the three and nine months ending September 30, 2014. PwC is the United States member firm of a leading professional services global network that delivers quality in audit and assurance, tax and advisory services. The firm has a long history of providing these services to clients in the financial services, technology and life sciences industries.

“We are extremely pleased to welcome PwC as PDL's new independent auditor, and look forward to a productive relationship,” said Peter S. Garcia, vice president and chief financial officer of PDL. “PwC was chosen for its commitment to delivering timely, high-quality audit services and for its strong reputation for working effectively with technology and financial services companies to meet the challenges presented with complex accounting transactions. Prior to PwC’s appointment we did not consult with PwC with respect to any financial reporting matters or the type of opinion that might be rendered.”

PwC has replaced PDL's previous independent registered public accounting firm, Ernst & Young LLP ("E&Y"). E&Y's report on the Company's consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through September 11, 2014 did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In the Company's two most recent fiscal years and subsequent interim period to September 11, 2014, there have not been any disagreements between PDL and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report on the Company's consolidated financial statements. The appointment of PwC to replace E&Y has been approved after a thorough evaluation by the senior management and the audit committee of PDL, with the concurrence of the full board of directors of PDL. PwC will begin providing services to the Company immediately.

About PDL BioPharma

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

To support its ability to pay dividends, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $715 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Cautionary Statements Concerning Forward-Looking Statements
This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "may", "should", variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The impact any change in independent auditor could have on the timing of our financial reporting constitute "forward-looking" statements that could be subject to change as circumstances may warrant. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of PDL and its markets, particularly those discussed in the risk factors and cautionary statements contained in the Company's annual report filed with the SEC on March 3, 2014, as updated by subsequent quarterly reports. All forward-looking statements are expressly qualified in their entirety by such factors. The forward-looking statements are representative only as of the date they are made, and PDL assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.